Exhibit 99.1

Positive Phase I Results Reported for DURECT’s Second Abuse-Resistant Opioid Pain Medicine

CUPERTINO, CA, November 30, 2006 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today reported positive results from a Phase I clinical trial evaluating an abuse-resistant opioid pain drug candidate based on DURECT’s patented ORADUR™ technology. The event was announced on November 29 by Pain Therapeutics, Inc., DURECT’s licensee of the rights to this drug candidate.

The Phase I clinical trial was designed to investigate the safety, tolerability, pharmacokinetics and pharmacodynamic profile of a single, oral dose of this drug candidate in healthy volunteers. As reported by Pain Therapeutics, this drug candidate was safe and well-tolerated, and its release profile appears well suited to use with a chronic pain population; there were no unexpected adverse events in this trial.

“We are pleased with the results and pace of this Phase I clinical trial,” stated James Brown, Chief Executive Officer of DURECT. “We are delighted with the advancement of our ORADUR technology platform and look forward to the continued progress of all of the products under the King Pharmaceuticals and Pain Therapeutics alliance.”

This new drug candidate is the second ORADUR-based opioid drug to undergo clinical testing by King Pharmaceuticals, Inc., the company which will be commercializing the drug candidate, if approved, and Pain Therapeutics, Inc., DURECT’s licensee of the rights to the drug candidate and other ORADUR-based products incorporating oxycodone and three other opioid compounds. The first drug candidate under development by Pain Therapeutics and King Pharmaceuticals, Remoxy (ORADUR-based oxycodone), is currently in Phase III clinical testing. The active pharmaceutical drug in the new ORADUR-based opioid drug candidate has not been disclosed.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies focused on treating chronic and episodic diseases and conditions. The Company currently has a number of late-stage pharmaceutical products in development initially focused on significant unmet medical needs in pain management, with a number of research programs underway in a variety of other therapeutic areas. For more information, please visit www.durect.com.

NOTE: ORADUR™ is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. The drug candidate referenced in this press release and Remoxy are under development and have not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development and DURECT’s technologies and their potential attributes are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s (and that of its third party collaborators) abilities to design, enroll, conduct and complete clinical trials, obtain successful results from such clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain regulatory and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 3, 2006 under the heading “Risk Factors.”

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation,

+1-408-777-1417

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com